UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/02/2006

Cambridge Display Technology, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51079

Delaware	13-4085264
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

c/o Cambridge Display Technology Limited
2020 Cambourne Business Park
Cambourne
CB23 6DW
(Address of principal executive offices, including zip code)

011 44 1954 713600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Following a meeting of the Board of Directors of Cambridge Display Technology, Inc., which took place on October 25, 2006, the Board elected Thomas Rosencrants, 57, as a Director of the Company with effect from November 2, 2006.

Mr. Rosencrants was also appointed to serve as a member of the Compensation Committee and as chairman of the Audit Committee of the Board.

Mr. Rosencrants is currently chairman and chief executive officer for Greystone Capital Group, LLC, a position he has held since April 1997 since founding the private equity partnership in 1997. Mr. Rosencrants also serves as director for certain portfolio companies, including the publicly traded CompuCredit Corporation (NasdaqGS: CCRT). Mr. Rosencrants has been a director of this Atlanta-based credit card company since 1999, and he also serves on its compensation committee and chairs its audit committee.

There are no arrangements or understandings between Mr. Rosencrants and any other persons pursuant to which Mr. Rosencrants was elected as a director. There are no transactions under item 404(a) of Regulation S-K under which Mr. Rosencrants had or will have a material interest.

Mr. James Sandry resigned from the Board with immediate effect, having already resigned from the Audit Committee on August 14, 2006. As a result of Mr. Sandry's resignation from the Audit Committee, the Company did not comply with the listing standards of Nasdaq Marketplace Rule 4350(d)(2)(A), which requires that the Company's Audit Committee be comprised of at least three members. Following the appointment of Mr. Rosencrants as chairman of the Audit Committee, the Company believes it has cured such noncompliance.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cambridge Display Technology, Inc.

Date: November 07, 2006	By:	/s/ Michael Black
Michael Black
Vice President Finance